Exhibit 99.1

FINISH LINE REPORTS FIRST QUARTER RESULTS

INDIANAPOLIS June 28, 2007— The Finish Line, Inc. (NASDAQ:FINL) announced results for the first quarter ended June 2, 2007.

For the thirteen weeks ended June 2, 2007 (“Q1”), the Company reported a net loss of $3.9 million, or $(.08) per diluted share, versus net income of $4.4 million, or $.09 per diluted share, for the thirteen weeks ended May 27, 2006 (“Q1 LY”). Diluted weighted average shares outstanding were 47,135,000 for Q1 versus 48,625,000 shares outstanding for Q1 LY.

Consolidated net sales decreased 0.2% to $288.3 million for Q1 compared to $289.0 million reported for Q1 LY. Comparable store net sales decreased 3.9% for Q1 as compared to a 7.2% decrease reported for Q1 LY.

 Merchandise inventories on a consolidated basis were $308.1 million at June 2, 2007 compared to $298.4 million at May 27, 2006. As of June 2, 2007, on a per square foot basis, consolidated inventories decreased 3%, and Finish Line store merchandise inventories decreased 1% compared to one year ago.

Alan H. Cohen, Chief Executive Officer of Finish Line, stated, “During the quarter, we made progress in our efforts to increase our sport style offerings, including sandals and canvas footwear, to better align our product mix with consumer demand.  Although the retail environment remains competitive, we have put in place both product and operating initiatives that we believe will lead to improvements in our business.  Our goal is to remain committed to performance and to strengthen our position in sport style product in order to satisfy the expectations of our consumers.”

CONFERENCE CALL:

As previously announced, the Company is hosting a live conference call at 8:30 am (ET) on Friday June 29th.  Interested parties may participate in the call by calling 1-706-634-5566 (conference leader is Steve Schneider and conference ID# is 1533016). Those interested in listening to the call on the web can do so at www.finishline.com.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 1533016). This replay will be available commencing at approximately 9:45 ET on Friday, June 29th and will remain available through July 2nd.  In addition, the replay will be available on the web at www.finishline.com.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter.  Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 696 Finish Line stores in 47 states and online, 93 Man Alive stores in 19 states and 15 Paiva stores in 10 states and online.  To learn more about these brands, visit www.finishline.com , www.manalive.com and  www.paiva.com .

The Finish Line, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share and store data)

	Thirteen Weeks Ended
	June 2,	May 27,
	2007	2006

Net sales	$288,333	$289,046
Cost of sales (including occupancy expenses)	211,494	203,129
Gross profit	76,839	85,917

Selling, general, and administrative expenses	82,507	79,626
Operating (loss) income	(5,668)	6,291

Interest income, net	463	735
(Loss) income before income taxes	(5,205)	7,026
(Benefit) provision for income taxes	(1,334)	2,670
Net (loss) income	$(3,871)	$4,356

Diluted weighted average shares outstanding	47,135	48,625
Diluted net (loss) income per share	$(0.08)	$0.09

Dividends declared per share	$0.025	$0.025

Number of stores open at end of period: Finish Line	695	669
Man Alive	93	65
Paiva	15	4

	Condensed Consolidated Balance Sheets

	June 2,	May 27,	March 3,
	2007	2006	2007
	(Unaudited)	(Unaudited)
ASSETS
Cash, cash equivalents and marketable securities	$33,050	$62,090	$62,864
Merchandise inventories, net	308,097	298,438	287,300
Other current assets	29,179	21,715	30,212
Property and equipment, net	248,757	231,412	247,468
Other assets	33,089	26,045	28,792
Total assets	$652,172	$639,700	$656,636

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$131,244	$147,002	$142,886
Deferred credits from landlords	65,481	59,773	64,472
Other long-term liabilities	9,183	--	--
Shareholders' equity	446,264	432,925	449,278
Total liabilities and shareholders' equity	$652,172	$639,700	$656,636

CONTACTS:
Investor Relations:
Kevin S. Wampler, 317/899-1022 ext. 6914
Executive Vice President - Chief Financial Officer

Media Requests:
Elise Hasbrook, 317/899-1022 ext. 6827
Corporate Communications Manager